Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated March 31, 2006 relating to the combined consolidated financial statements and financial statement schedules of Protego Asesores, S.A. de C.V. subsidiaries and associated company, which appears in such Registration Statement. We also consent to the references to us under the headings “Experts” and “Selected Historical Financial and Other Data” in such Registration Statement.

/s/ PricewaterhouseCoopers S.C.

Mexico City

June 23, 2006